UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2011

Carter’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-31829	13-3912933
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Proscenium, 1170 Peachtree Street NE, Suite 900 Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 745-2700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into Material Definitive Agreement.

Stock Purchase Agreement

On June 20, 2011, The William Carter Company (“TWCC”), a wholly-owned subsidiary of Carter’s, Inc. (“Carter’s”), and Northstar Canadian Operations Corp., a newly formed Canadian corporation and a wholly-owned subsidiary of TWCC (“Buyer”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with 993520 Ontario Limited, a Canadian corporation (“Ontario Limited”), 1054451 Ontario Inc., a Canadian corporation (“Ontario Incorporated” and, together with Ontario Limited, “Bonnie Togs”), each of the holders of outstanding shares of capital stock of Bonnie Togs (the “Sellers”) and Paul Rubinstein, in his capacity as the Sellers’ Representative.  Following is a summary of certain material terms of the Purchase Agreement.

Pursuant to the terms of the Purchase Agreement, Buyer will purchase from the Sellers all of the outstanding shares of common stock of Bonnie Togs (the “Acquisition”) for total consideration of up to CAD $95 million, subject to adjustment.  CAD $60 million will be paid to the Sellers in cash at closing (minus any debt of Bonnie Togs outstanding immediately prior to closing, plus cash, up to CAD $450,000, as of closing and plus or minus a working capital adjustment).  The Sellers may also be paid contingent consideration ranging from CAD $8.8 million to up to CAD $35 million, provided that the Canadian business meets certain earnings targets during a period commencing on the later of the closing date or July 1, 2011 and ending on June 27, 2015.  Sellers may receive a portion of the contingent consideration as milestone payments in an aggregate amount of up to CAD $25 million if interim earnings targets are met through periods of approximately two and three years, respectively, from closing. Any milestone payments are not recoverable in the event of any failure to meet overall targets.

The Purchase Agreement contains customary representations, warranties, and covenants.  Subject to limitations, each party has agreed to indemnify the other for breaches of representations, warranties and covenants, and other specified matters.  A portion of the purchase price (CAD $6 million) will be held in escrow to fund any indemnification claims asserted against the Sellers that occur after the closing.  Depending on indemnification claims made, of the CAD $6 million held in escrow, up to CAD $3 million may be released after nine months and the remaining CAD $3 million may be released after fifteen months, the date upon which the indemnification period will terminate for all representations and warranties except for certain fundamental representations and warranties.   With the exception of liability for breaches of certain fundamental representations and warranties, breaches of covenants and other specified matters, the Sellers’ maximum liability pursuant to the indemnification provisions is 20% of the purchase price paid (or approximately CAD $12 million of the amount paid at closing and up to approximately CAD $19 million in total if the contingent consideration were paid in full) and the Sellers are not required to indemnify Buyer for breaches of representations and warranties until Buyer has incurred an aggregate of CAD $450,000 in damages.

The Acquisition is subject to the satisfaction or waiver of certain closing conditions.  Closing is expected to occur within the next 45 days.

Forward-Looking Statements

This Current Report and the exhibits furnished herewith contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements with respect to the Company’s planned acquisition of Bonnie Togs.  These forward-looking statements include statements regarding expectations as to the completion of the Acquisition and the other transactions contemplated by the Purchase Agreement.  The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Factors that could cause actual results to materially differ include that the Company’s planned acquisition of Bonnie Togs is subject to conditions, including a requirement to obtain landlord consents, which may not be satisfied, in which event the transaction may not close.  More information about Carter’s and risks related to Carter’s business are detailed in Carter’s most recently filed Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  Carter’s undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Item 7.01.            Regulation FD Disclosure.

A copy of Carter’s press release, dated June 22, 2011, announcing the transaction described in Item 1.01 above is attached as Exhibit 99.1.

 Item 9.01.           Financial Statements and Exhibits.

(d)	Exhibits:

	Exhibit 99.1	Press Release of Carter’s, Inc., dated June 22, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Carter’s, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 22, 2011	CARTER’S, INC.

	By:	/s/ BRENDAN M. GIBBONS
	Name:	Brendan M. Gibbons
	Title:	Senior Vice President of Legal & Corporate Affairs, General Counsel, and Secretary